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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           Commission File No. 1-14501

                          PENNZOIL-QUAKER STATE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                            76-0200625
    (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)              Identification No.)


                                 Pennzoil Place
                                  P.O. Box 2967
                            Houston, Texas 77252-2967
                    (Address of Principal Executive Offices)


       Registrant's telephone number, including area code: (713) 546-4000

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [__]

            Securities Act registration statement file number to which this form relates: (if applicable).

            Securities to be registered pursuant to Section 12(b) of the Act:


                                               Name of each exchange on which
 Title of each class to be so registered       each class is to be registered
-----------------------------------------    ----------------------------------
  RIGHTS TO PURCHASE PREFERRED STOCK             NEW YORK STOCK EXCHANGE, INC.
                                                    PACIFIC EXCHANGE, INC.


       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None


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            This Amendment No. 1 supplements the following items of the Form 8-A originally filed on December 18, 1998 by Pennzoil-Quaker State Company, a Delaware corporation (the "Company"):

Item 1  -  Description of Registrant's Securities to be Registered
Item 2  -  Exhibits

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            On March 25, 2002, in connection with the Agreement and Plan of Merger dated as of March 25, 2002 (the "Merger Agreement") among Shell Oil Company, a Delaware corporation ("Parent"), Shell ND Company, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company, the Board of Directors of the Company unanimously approved the amendment (the "Second Amendment to Rights Agreement") of certain terms of the Rights Agreement dated as of December 18, 1998 between the Company and Mellon Investor Services LLC (formerly The Chase Manhattan Bank), as Rights Agent (the "Rights Agreement"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

            The Second Amendment to Rights Agreement provides that:

            (i) none of Parent, Merger Sub or any of their affiliates or associates will at any time come within the definition of an Acquiring Person solely as a result of the execution and delivery of the Merger Agreement or consummation of the transactions contemplated thereby;

            (ii) none of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby will constitute a "Flip-In Event"; and

            (iii) no Distribution Date will occur as a result of the execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby.

            The Second Amendment to Rights Agreement additionally provides that upon effectiveness of the Merger, as defined in the Merger Agreement, all Rights granted by the Rights Agreement will expire.

            The Company and the Rights Agent executed an amendment dated as of March 5, 2002 to the Rights Agreement (the "Amendment to Rights Agreement") providing that the Board of Directors may determine to increase or decrease the threshold level of Beneficial Ownership of Common Stock at which a Person or Persons becomes an Acquiring Person.

            The Amendment to Rights Agreement and the Second Amendment to Rights Agreement are attached hereto as Exhibits 2 and 3, respectively, which are incorporated herein by reference. The foregoing description of the Amendment to Rights Agreement and the Second Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the respective Exhibit.


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ITEM 2.  EXHIBITS.

Exhibit No.      Description
1.               Rights Agreement dated as of December 18, 1998, between
                 Pennzoil-Quaker State and The Chase Manhattan Bank, as Rights
                 Agent.*

2. Amendment to Rights Agreement dated as of March 5, 2002, to the Rights Agreement between Pennzoil-Quaker State Company and Mellon Investor Services LLC (formerly The Chase Manhattan
                 Bank), as Rights Agent.

3. Second Amendment to Rights Agreement dated as of March 25, 2002, to the Rights Agreement between Pennzoil-Quaker State Company and Mellon Investor Services LLC (formerly The Chase Manhattan Bank), as Rights Agent.









--------------------------
* Previously filed.




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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 28, 2002


                                    PENNZOIL-QUAKER STATE COMPANY


                                    By: /s/ PAUL B. SIEGEL
                                        --------------------------------------
                                        Name:  Paul B. Siegel
                                        Title: Senior Vice President and
                                               General Counsel



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                                INDEX OF EXHIBITS

Exhibit No.      Description

1. Rights Agreement dated as of December 18, 1998, between Pennzoil-Quaker State and The Chase Manhattan Bank, as Rights Agent (incorporated by reference to Exhibit 1 to the Current Report on Form 8-K of the Company filed on December 18, 1998 (File No. 001-14501)).

2. Amendment to Rights Agreement dated as of March 5, 2002, to the Rights Agreement between Pennzoil-Quaker State Company and Mellon Investor Services LLC (formerly The Chase Manhattan
                 Bank), as Rights Agent.

3. Second Amendment to Rights Agreement dated as of March 25, 2002, to the Rights Agreement between Pennzoil-Quaker State Company and Mellon Investor Services LLC (formerly The Chase Manhattan Bank), as Rights Agent.



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